                            STOCK EXCHANGE AGREEMENT

         This Stock Exchange Agreement, dated this 20th day of July, 1998, is made and entered into by and between Ameri-Cap Finance Group, Inc., a Florida corporation ["Buyer"], the individuals named on Exhibit A attached hereto [collectively referred to as "Sellers"], Medley Credit Acceptance Corp., a Delaware corporation ["Medley"], and Ameritrust Holdings Inc., a Florida corporation ["Corporation"]. [The Buyer and Sellers may be referred to collectively throughout this Agreement as "Parties" for convenience].

                                   WITNESSETH

         WHEREAS, the Sellers collectively owns 100% of the authorized, issued, and outstanding common shares of Ameritrust Holdings, Inc., consisting of 1,495,000 common shares [the "Shares"], and

         WHEREAS, the Corporation is organized and existing under the laws of the State of Florida and is engaged in commercial and residential lending and home improvements, and

         WHEREAS, the Buyer is a Florida corporation and is desirous of purchasing from the Seller 90% of the authorized, issued, and outstanding common shares of the Corporation at closing and the Seller is desirous of selling same to the Buyer, and

         WHEREAS, the Buyer shall have the right to acquire subsequent to closing the balance of the Corporation's common shares, and

         WHEREAS, the Buyer is a wholly owed subsidiary of Medley, and

         WHEREAS, Medley is a publically traded over-the-counter company, and

         WHEREAS, a portion of the Shares have been sold pursuant to an exemption to the Securities Act of 1933 (the "Act") pursuant to Section 504, and

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         WHEREAS, the Parties desire to document their representations, warranties, covenants, agreements, and conditions relating to the exchange of the Shares in a written agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. RECITALS: The above and foregoing recitals are true and correct and are incorporated herein.

         2. EXCHANGE AND TRANSFER OF SHARES: The Seller shall transfer, and convey to the Buyer and the Buyer shall acquire from the Seller 90% of the authorized, issued, and outstanding common shares of the Corporation consisting of 1,345,500 shares as follows:

         A. 504 Shares: The Buyer will exchange with the Sellers owning the Corporation's Shares sold pursuant to Section 504 of the Act ["504 Shares"] one common share of Medley for each 504 Share owned by the Sellers. The total number of 504 Shares outstanding by the Corporation are 95,000 shares and all outstanding 504 Shares owned by the Sellers shall be exchanged on the closing date.

         (1) Medley agrees with respect to the Exchanged 504 Shares to file a registration statement with the Securities and Exchange Commission within 30 days following the closing date and diligently pursue the registration of said shares, including responding to comment letters, if any, and to do its best to have the registration become effective.

         B. Restricted Shares: The balance of the outstanding Shares of the Corporation owned by the Sellers are not registered under the Act and shall hereafter be referred to as the "Restricted Shares". The Restricted Shares shall be exchanged as follows:

         (1) At closing the Buyer shall exchange 400,000 common shares of Medley for 1,345,500 Restricted Shares of the Corporation owned by the Sellers. The Shares will be exchanged on a pro rata basis with each selling Shareholder based upon the number of Shares owned by the selling shareholder in the Corporation. No fractional shares shall be issued by Medley and the Sellers agree to determine the pro rata method of distribution prior to closing and to deliver a written letter of direction signed by all Sellers setting forth the distribution computation to the Buyer.

         (2) The Restricted Shares not exchanged at the closing shall be retained solely in the possession of the Sellers and shall be available for a future exchange with the Buyer according to the following:

                  (a) Period 1: The year ending December 31, 1998. If net earnings before taxes (the "earnings hurdle") of Ameritrust exceed $250,000, Sellers will exchange 18,678.5 shares of their Restricted Shares for 125,000 shares of Medley Common Stock.

                   (b) Period 2, 3 and 4: The calendar years ending 1999, 2000, and 2001, the earnings hurdle shall be $500,000; $750,000; $1,000,000 in each year respectively. For each year that the net earnings before taxes of Ameritrust exceed the earnings hurdle in that year, Sellers shall exchange 37,375 shares of their Restricted Shares for 250,000 shares of the Common Stock of Medley.

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                   (c) Period 5: The six months ending June 30, 2002, the
earnings hurdle shall be $1,250,000 annualized. If the net earnings before taxes of Ameritrust exceed the earnings hurdle, Sellers shall exchange 18,678.5 shares of their Restricted Shares for 125,000 shares of Common Stock of Medley.

                  (d) Adjustment to Shares to be Exchanged: If at the end of each exchange period as delineated in (a), (b) or (c) above, net earnings before taxes is less than the earnings hurdle, but greater than 80% of the then applicable earnings hurdle, Sellers shall exchange their Restricted Shares indicated for that period with an amount of Medley shares equal to the actual net earnings before taxes divided by the earnings hurdle, with that number multiplied by the number of Medley shares to be exchanged pursuant to the above.

                  If the net earnings is greater than 33% of the earnings hurdle but less 80% of the than the earnings hurdle, than no exchange of shares shall take place. However, the date for the un-achieved earning hurdle shall be extended for an additional one (1) calendar year or half year as applicable.

                  If the net earnings is equal to or below 33% of the earnings hurdle then Sellers will deliver to Buyer the applicable shares for the period for no additional Medley Shares and forfeit that period's exchange rights.

                  As of December 31, 2003, any remaining Restricted Shares of Ameritrust Common Stock not exchanged by the Sellers due to the Company's failure to achieve its earnings hurdle shall be conveyed to Buyer or its assigns without exchange of Medley Shares or consideration.

         3. DUE DILIGENCE PERIOD AND RIGHT OF TERMINATION:

         A. By Buyer: The Sellers and Buyer hereby acknowledge that the Buyer, as of the effective date of this Agreement, has not had the opportunity to review and evaluate all aspects of the Corporation, as represented by the Sellers. Therefore, the Buyer shall have, from the effective date through the end of business 20 days thereafter [Due Diligence Period] to inspect and assess all aspects of the Corporation, financial and otherwise, and to make such investigations as the Buyer deems necessary in the Buyer's sole discretion. The Seller agrees to assist the Buyer in reviewing all records of the Corporation and to aid and assist the Buyer in arranging meetings and providing documents, records, and/or information reasonably required by the Buyer or the Buyer's attorneys or other agents including accountants, in order that the Buyer may determine the viability of the transaction contemplated by this Agreement. During the Due Diligence Period, Sellers shall advise the Buyer of any negative information learned by the Sellers which would have a material, financial impact: upon the Corporation. In the event the Buyer determines in its sole and absolute discretion that the representations made by the Sellers prior to execution of this agreement or those made in this agreement are false, misleading or incomplete so that the acquisition of the Shares would have a negative impact on the Buyer or Medley, the Buyer may notify the Seller in writing by facsimile delivery, mail or hand delivery, prior to the termination of the Due Diligence Period and the Buyer may at the Buyer's sole discretion terminate this Agreement. The Buyer's failure to provide written notice of termination within the time period set forth in this section shall be deemed conclusive evidence that the Buyer has waived its right to terminate as contained herein.

         B. By Seller: The Sellers and Buyer hereby acknowledge that the Sellers, as of the effective date of this Agreement, have not had the opportunity to review and evaluate all aspects of the Buyer and Medley, as represented in this agreement. Therefore, the Sellers shall have, from the effective date through the end of business 20 days thereafter [Due Diligence Period] to inspect and assess all aspects of the Buyer and Medley, financial and otherwise, and to make such investigations as the Sellers deems necessary in the Sellers' sole discretion. The Buyer and Medley agree to assist the Sellers in reviewing all records of the Buyer and Medley and to aid and assist the Sellers in arranging meetings and providing documents, records, and/or information reasonably required by the Sellers or the Sellers' attorneys or other agents including accountants, in order that the Sellers may determine the viability of the transaction contemplated by this Agreement. During the Due Diligence Period, Buyer shall advise the Sellers of any negative information learned by the Buyer which would have a material, financial impact upon the Sellers. In the event the Sellers determine in their sole and absolute discretion that the representations made by the Buyer or Medley prior to execution of this agreement or those made in this agreement are false, misleading or incomplete so that the acquisition of the Shares would have a negative impact on the Sellers, the Sellers may notify the Buyer in writing by facsimile delivery, mail or hand delivery, prior to the termination of the Due Diligence Period and the Sellers may at the Sellers' sole discretion terminate this Agreement. The Sellers' failure to provide written notice of termination within the time period set forth in this section shall be deemed conclusive evidence that the Sellers have waived their right to terminate as contained herein.

         4. CLOSING DATE: The Closing under this Agreement shall take place on or before August 15, 1998 at the Law Offices of Maynard J. Hellman, Esquire, 1100 Ponce de Leon Boulevard, Coral Gables, Florida 33134 or at such other time and place as shall be set forth in a writing signed by the Parties hereto.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER: The Sellers represent and warrant to the Buyer as follows:

         a. The Corporation is a validly existing Corporation in good standing under the laws of the State of Florida and is validly conducting business pursuant to the laws of the State of Florida.

         b. The Sellers and the Corporation have the power to enter into and carry out their obligations under this Agreement.

         c. The Corporation holds all licenses necessary to conduct the business of the Corporation and complies with all laws, rules and regulations presently established by all governmental agencies in connection with same.

         d. The Shares being exchanged by the Seller to the Buyer are fully paid and non-assessable.

         e. The aggregate number of shares that the Corporation is authorized to have outstanding as of the date hereof is 7,500,000 shares of common stock of which 1,495,000 are presently issued and outstanding and held collectively in the name of the Sellers.

         f. The only stock authorized to be outstanding by the Corporation is one class of common stock represented by the shares owned by the Sellers.

         g. The Seller is and will be on the closing date the sole owners of all of the authorized, issued, and outstanding shares of the common stock of the Corporation, free and clear of any and all liens and encumbrances.

         h. That as of the date of executing this Agreement, as well as on the date of closing, the Corporation shall have no debts, liabilities, or obligations for which payment needs to be made except for those debts, liabilities, and obligations set forth on Exhibit "B" attached to this Agreement.

         i. The Sellers do not have any knowledge or any basis for the assertion of any material liability against the Corporation.

         j. The Corporation is not subject to any order, judgment, decree, stipulation, or any other agreements with any governmental body or agency with respect to the Corporation unless specifically set forth in this Agreement.

         k. The Corporation is not a party to any long-term contract or commitment unless specifically set forth in this Agreement on Exhibit "C" attached hereto. The only Employment Agreements between the Corporation and its employees are attached as Exhibit "D".

         l. Neither the Sellers nor the Corporation have received notice nor have any claims been made against the Corporation or the Sellers by any governmental authority to the effect that the Corporation or the business of the Corporation fails to comply in any material respect to any law, rule, regulation, or ordinance or that a license, permit, or order which is not in the possession of the Corporation is necessary for the Corporation to conduct its business.

         m. On the day of closing, the Sellers will have the full and unrestrictive legal and equitable title to the shares being sold to the Buyer, free and clear of all liens and encumbrances.

         n. Any action required to be taken by the Corporation in order to complete the transaction contemplated in this Agreement has been or will be by the closing date duly approved by the Board of Directors and Shareholders of the Corporation.

         o. The Sellers represent that their are no liabilities, including but not limited to liabilities for federal, state, and local taxes, penalties, assessments, lawsuits or claims against the Corporation or the Sellers, whether such liabilities, suits, or claims are contingent or absolute, direct or indirect, matured or unmatured, which could in any way affect the shares being conveyed hereunder, the assets of the Corporation, or the Corporation's ability to conduct its business.

         p. The Articles of Incorporation and By-Laws attached to this Agreement as Exhibit "E" are complete and accurate as of the date hereof and contain all amendments through the date hereof. The Minute Book of the Corporation is complete and accurate and reflects all proceedings of Shareholders and Directors of the Corporation through the date of this Agreement.

         q. The transfer and delivery of the Shares to the Buyer, pursuant to this Agreement, will be valid and will vest title to the Shares in the Buyer free and clear of all liens, encumbrances, conditions, and restrictions of any kind.

         r. The Corporation will not issue any additional shares of its common stock prior to the closing. There are no outstanding options, contracts, commitments, warrants or other rights of any character affecting or relating in any manner to the common stock of the Corporation.

         s. The documents, agreements, and materials delivered or to be delivered by the

                  Seller to the Buyer in furtherance of the Buyer's Due Diligence examination of the Corporation shall be complete and accurate in all material respects and will not have been amended or modified by any oral agreements.

         t. Financial Statements: The Corporation has furnished the Buyer with Financial Statements of the Corporation as of December 31, 1997. The Financial Statements fairly present the financial condition of the Corporation on such date. To the best of the Seller's knowledge, there are no matters pending which would have an adverse or material affect on the Financial Statements of the Corporation.

         u. Subsequent to the date of the Corporation's last Financial Statement, the business of the Corporation has been conducted in its ordinary course of business and to the best of the Seller's knowledge there has been no material loss of any of the Corporation's customers and clients which would have an adverse affect on the Corporation's future income and profitability.

         v. The Sellers acknowledge that with the exception of the Buyers obligation to register the Sellers 504 Shares, the balance of the Exchange Shares have not been registered under the "Act" for resale and may not be offered or sold except pursuant to an effective registration under the Act or to the extent applicable under Rule 144 of the Act or such other exemption from registration as may be given in an opinion of counsel or counsel acceptable to counsel for Medley.

         w. Following the closing date the Sellers shall not transfer, convey, mortgage, pledge or otherwise hypothecate their Shares to be exchanged subsequent to closing pursuant to
                  Section 2B(2).

         x. The execution, delivery and performance of this agreement by the Corporation has been duly approved by all requisite actions of the Corporation's board of directors and shareholders.

         y.       The Corporation has the following wholly owned subsidiaries:

                  (1)      Residential Financial Services, Inc.

                  (2)      Community Re-Development Corp.

         All representations and warranties contained in this section applicable to the Corporation are applicable to the subsidiaries as if restated in full.

         The representations and warranties set forth above shall survive the closing.

         6. REPRESENTATIONS AND WARRANTIES OF THE BUYER: The Buyer represents and warrants to the Sellers as follows:

         a. The Buyer is a Corporation, duly organized and validly existing in good standing under the laws of the State of Florida with full power and authority to carry on its business.

         b. The execution, delivery, and performance of this Agreement has been duly approved or will be duly approved by all requisite corporate actions by the closing date.

         c. The Buyer has the power to enter into and carry out its obligations under this agreement.

         d. The common stock of Medley being transferred to the Seller will be fully paid and non-assessable.

         e. The authorized capital stock of the Buyer consists of one class of common stock having 7,500,000 shares authorized at $.01 per share all of which stock is owned by Medley.

         f. The Buyer is not subject to any order, judgment, decree, stipulation or other agreement which would prohibit the transaction contemplated under this agreement.

         g. Any action required to be taken by the Buyer in order to complete the transaction contemplated in this agreement has been or will be by the closing date duly approved by the Board of Directors of the Buyer.

         h. The transfer and delivery of the Medley shares contemplated under this agreement will vest title to said shares in the Sellers free of all liens, encumbrances, conditions and restrictions except those pertaining to the Federal Securities Act of 1933, as amended and such State Securities laws as may be applicable.

         7. REPRESENTATIONS AND WARRANTIES OF MEDLEY: Medley represents and warrants to the Seller as follows:

         A. Medley is a duly organized and existing corporation under the laws of the State of Delaware and is authorized to conduct business in the state of Florida.

         B. Medley has the power and authority to enter into this agreement and the execution, delivery and performance of this agreement has been duly approved or will be duly approved by all requisite corporate actions by the closing date.

         C. The authorized capital stock of Medley consists of the following:

         (1) 15 million shares of Common Stock having a par value of $.001 per share

         (2)      five million shares of Preferred Stock

         (3)      five million Warrants

         D. Medley is a publicly traded company, whose registered shares trade in the over the counter market and to the best of its knowledge all filings with the Security and Exchange Commission or other public and private governing bodies were accurate as of the date of their filing.

         E. The documents, agreements and materials delivered to the Seller in furtherance of the Seller's due diligence of Medley and the Buyer are complete and accurate in all material respects.

         F. Medley does not have any knowledge or any basis for the assertion of any material liability against Medley.

         G. Medley is not subject to any order, judgment, decree, stipulation, or any other agreements with any governmental body or agency with respect Medley unless specifically set forth in this Agreement.

         H. On the day of closing, Medley will have the full unrestrictive legal and equitable title to the shares being exchanged, free and clear of all liens and encumbrances.

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         I. The transfer and delivery of the Exchanged Shares to the Sellers, pursuant to this Agreement, will vest title to the shares in the Sellers free and clear of all liens and encumbrances.

         J. Financial Statements: Medley has furnished the Sellers with financial statements as of December 31, 1997. The financial statements fairly present the financial condition of Medley on such date. To the best of the Sellers' knowledge, there are no matters pending which would have an adverse or material affect on the financial statements of Medley.

         8. CONDITIONS PRECEDENT TO CLOSING: The Buyer's obligation to close the transaction contemplated by this Agreement is subject to the following conditions:

         a. Neither the Sellers or the Buyer have terminated this Agreement during their Due Diligence Period.

         b. The representations and warranties of the Parties contained in this Agreement are true and correct in all material respects on the closing date.

         c. Any and all agreements to be performed by the Parties prior to the closing date have been performed.

         9. INDEMNIFICATION:

         A. By The Seller: Subject to the items disclosed in this Agreement, the Sellers shall defend, indemnify, and hold the Buyer or Medley and any of the Buyer's or Medley's successors and assigns, harmless against all damages, losses, costs, or expenses [including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damage, loss, cost, or expense incurred by the Buyer or Medley resulting from or in respect to:

         (1) Any breach of the Sellers' representations, warranties, or covenants in this Agreement or any untruth or inaccuracy thereof.

         (2) Any claim by a broker, agent, or finder alleged to be employed by, representing, or otherwise involved with the Corporation or the Sellers relating to this transaction.

         (3) Any claim which accrued prior to closing attributable to the Acts of the Corporation or Sellers not disclosed in this agreement.

         B. By Buyer and Medley: Subject to the items disclosed in this Agreement, the Buyer and Medley shall defend, indemnify, and hold the Sellers harmless against all damages, losses, costs, or expenses, including reasonable attorneys' fees at all levels of trial or appeal incurred in defending any claim for damage, loss, cost, or expense incurred by Sellers resulting from or in respect to:

         (1) Any breach of the Buyer or Medley's representations, warranties or covenants in this Agreement or any untruth or inaccuracy thereof.

         (2) Any claim by a broker, agent, or finder alleged to be employed by, representing, or otherwise involved with the Corporation or the Buyer and Medley relating to this transaction.

         (3) The Buyer and/or its assigns agrees to indemnify and hold harmless Bruce Lazarus, his personal representatives, heirs and successors harmless against all damage, loss, costs or expenses, including reasonable attorney's fees at all levels of trial or on appeal which may arise from his execution as co-maker of that certain promissory note dated July 1, 1996 in favor of Theresa Schmitz in the principal amount of $220,000.00, which note was assigned to Poser Investments and has an outstanding principal balance as of the date of this agreement of approximately $145,000.00 and is payable in equal monthly installments of principal and interest in the sum of $4,460.00 per month until July 31, 2001 when said note has been fully amortized. A copy of said note is attached to this agreement as Exhibit "F". It is agreed that the indemnification of Bruce Lazarus set forth herein shall be absolute on the part of the Buyer without defense or set off of any nature against Bruce Lazarus. However, notwithstanding the agreement not to set off said agreement shall not be construed as a waiver of the Buyer's rights it may have in the future.

         C. Notice of claims: In the event any party (Indemnified Party) shall receive any written notice of any claim or proceeding against them (or in the case of Buyer the Corporation shall receive notice of a claim or proceeding), the Indemnified Party shall give the Indemnifying Party written notice of any such claim or demand and the Indemnifying Party shall have the right to contest or defend any action brought against the Indemnified Party at the Indemnifying Party's own expense, provided, that should the Indemnifying Party fail to notify the Indemnified Party of the assumption of the defense of any action within 10 days of the Indemnified Party giving written notice to the Indemnifying Party, then the Indemnified Party shall have the right to take any such action it deems reasonable to defend, contest, settle or compromise any action or claim made against the Indemnified Party. If the Indemnifying Party defends any action for which indemnification is claimed, the

Indemnified Party shall be entitled to participate at its own expense in the defense of such action; provided, however, that the Indemnifying Party shall bear the fees and expenses of the Indemnified Party's counsel should there exist a conflict of interest between Indemnified Party and Indemnifying Party which would render it inappropriate for counsel selected by the Indemnifying Party to represent the Indemnified Party.

         The indemnification set forth above shall survive the closing of this transaction and shall enure to the benefit of the heirs, successors and assigns of the parties to this agreement.

         10. AGREEMENT NOT TO TRANSFER EXCHANGE SHARES: The Sellers agree that they will not offer to sell, sell, transfer or otherwise dispose of their Restricted Shares in Medley for a period of twelve months following the closing date without the approval of Medley's Board of Directors. In addition should the Company in the future elect to register any of its authorized but unissued shares for sale under the Act, the Sellers agree to execute such restrictions or lock up agreements on the sale of their Shares as the underwriters for Medley may reasonably require of all insiders, officers, or Directors. The obligation contained herein shall survive the closing and at Medley's option may be restated in a separate instrument to be signed at closing.

         11. COVENANTS:

         A. Anti-Dilution Restrictions on Medley Stock: Medley agrees that if at any time after effective date of this Agreement that it issues or sells any shares of common stock, including shares held in its treasury, shares of common stock issued upon the exercise of any options, rights or warrants to subscribe for shares of common stock, shares of common stock issued upon the direct or indirect conversion or exchange of securities for shares of common stock or effect any transactions, including, but not limited to the write-off of assets which results either, directly or indirectly, in the reduction of Sellers' equity per share for the shares of Medley's common stock acquired pursuant to this Agreement below the sum of $1.75 per share, then forthwith upon such issuance or sale or upon the happening of said event which results in the reduction of a Sellers' equity per share below the sum of $1.75 per share, Medley shall immediately issue to Sellers an increased quantity of common stock having an aggregate equity necessary to equal that which should have existed had Medley's stockholder's equity per share remained at the sum of $1.75 per share. Notwithstanding the foregoing, shares issued pursuant to Medley's employee stock option plan dated December 1, 1996 and shares issued pursuant to existing employment or existing consulting agreements, shall not be subject to this provision.

         B . Restrictions on Depletion of Assets of the Corporation: Medley agrees following the closing of this transaction that it will not take any action which would have the effect of reducing the net worth of the Corporation to an amount less than it is on the closing date. Medley further agrees that it will not withdraw the capital from the Corporation so as to impair the Corporation's ability to conduct its business. Income received by the Corporation from operations shall be used for corporate purposes in the ordinary course of business.

         C. Piggy-Back Registration: If at any time following the Closing Date the Company proposes to file a registration statement under the Securities Act of 1933 with respect to an offering of common stock for the Company's own account, then the Company shall give written notice of such proposed filing to Sellers and any other holders of the Company's common stock that possess Piggy-Back Registration Rights for shares of common stock held by them as soon as practicable but in no event less than 30 days before the anticipated filing date and such notice shall offer Sellers and other holders of registerable, shares subject to the terms and conditions hereof, the opportunity to request that such registration statement include some or all of their registerable shares for sale, pro rata with the registerable shares of any other holders of registerable shares participating in such Piggy-Back Registration statement on the same terms and conditions as the Company's common stock.

         D. Material Change: In the event that there is a material change in the control of Medley, Medley agrees to immediately register with the Securities and Exchange Commission all of Seller's unregistered shares acquired pursuant to this Agreement at the Seller's expense and shall use its best effort to cause the statement to become effective.

         E. Indemnification of Sellers: Medley agrees that it shall indemnify the Sellers for any liability or payment on obligations included on the attached Exhibit "F".

         F. Board of Directors: When the Medley Board of Directors is increased to seven members within 45 days thereafter Medley agrees that a representative of the Corporation shall be named to the Board of Directors of Medley and said representative shall continue to be on the Board so long as Ameritrust achieves its earnings hurdles as described herein.

         G. Right of Rescission: For a period of twelve months from the date of closing, any representations made by Buyer and/or Medley discovered to be materially untrue or in the event that the value of Medley's stock falls below the sum of $1.75 or Medley fails to issue additional shares as required pursuant to this Agreement or should any regulatory body suspend the trading of Medley's registered shares for a period of greater than 30 days as a result of acts occurring prior to December 31, 1997, the parties to this transaction shall have the right to rescind this transaction and return of all shares transferred. In the event of recission, any outstanding loans owed by Ameritrust to Medley or any of its subdivisions or any loans by Ameritrust guaranteed by Medley or any of its subsidiaries will be immediately due and payable at closing of the recission.

         12. INSTRUMENTS TO BE DELIVERED AT CLOSING: At the Closing, the following instruments shall be executed and delivered, if required.

         A. Certificates representing the Shares of the Corporation being exchanged, duly endorsed by the Sellers in favor of the Buyer with all required transfer tax stamps affixed.

         B. A Resolution of the Board of Directors of the Corporation authorizing the execution and delivery of this agreement and the consummation of the transactions contemplated hereby certified as of the closing date by an officer of the Corporation as having been adopted being in full force and effect and unmodified on the closing date.

         C. An affidavit by the Sellers affirming that the warranties and representations of the Sellers are true and correct on the closing date.

         D. A certificate by the Board of Directors of the Corporation to the effect that the representations and warranties of the Corporation are true and correct in all material respects as of the closing date.

         E. Certificates representing the shares of Medley being duly endorsed, being transferred to the Sellers in such pro rata amounts as the Sellers direct in writing with all required transfer tax stamps affixed, if required.

         F. A resolution of the Board of Directors of the Buyer authorizing the transaction.

         G. A resolution of the Board of Directors of Medley authorizing the transaction.

         H. A certificate by the Board of Directors of the Buyer to the effect that the representations and warranties of the Corporation are true and correct in all material respects as of the closing date.

         I. A certificate by the Board of Directors of Medley to the effect that the representations and warranties of the Corporation are true and correct in all material respects as of the closing date.

         J. Such other documents as may reasonably be requested by either party or their counsel.

         13. COVENANT OF FURTHER ASSURANCES: After the closing, each party to this agreement shall, at the reasonable request of the other party and without further consideration, furnish, executed and deliver such documents, instruments, certificates, notices or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this agreement and the transaction contemplated herein.

         14. NOTICES: Except as otherwise provided for herein, all notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered, or when transmitted by facsimile with confirmation of receipt from one party to the other or when received if mailed by the United States first class certified or registered mail, postage prepaid, with return receipt requested and marked delivered or refused, or via an overnight delivery service with proof of delivery or refusal of delivery, to the other parties at the following addresses:

         To the Buyer:        Medley Credit Acceptance Corporation
                              I 100 Ponce De Leon Blvd.
                              Coral Gables, Florida 33134

         with a copy to:      Maynard J. Hellman, Esq.

                              1100 Ponce De Leon Blvd.
                              Coral Gables, Florida 33134

         To the Sellers:      SEE EXHIBIT A

         To the Corporation:  Ameritrust Holdings, Inc.
                              2525 N. State Road 7
                              Suite 100
                              Hollywood, Florida 33328

    with a copy to:   Mark C. Perry
                      2455 East Sunrise Blvd.
                      Suite 905
                      Fort Lauderdale, FL 33304

         15. MISCELLANEOUS PROVISIONS:

         A. Assignment: No party may assign its obligations or rights under this agreement without the written consent of the other parties.

         B. Modification: There are no other agreements, promises or undertakings between the parties except as specifically set forth herein. No alteration, change, modification or amendment to this agreement shall be made except in writing and signed by the parties hereto.

         C. Severability: If any provision or paragraph of this agreement is deemed to be unlawful or unenforceable by any court, administrative agency or statute, law or ordinance, the said provision or paragraph shall be severed from this agreement without affecting the enforceability of the remainder of this agreement. The parties shall make a good faith effort to redraft the severed provision or paragraph consistent with the party's original intention but in such a way as to be lawful and enforceable.

         D. Binding Effect: This agreement supersedes and cancels any and all other agreements referring to the subject matter herein. This agreement shall be binding upon and inure to the benefit of the respective parties, their successors and assigns, if applicable as well as to the heirs and legal representatives of the parties hereto, if applicable.

         E. Construction: This agreement shall be construed and enforced under the laws of the state of Florida.

         F. Counterparts: This agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the agreement between the parties.

         G. Captions and Headings: The captions and headings of each section or subsection in this agreement are for convenience of reference only and shall in no manner or way whatsoever effect the interpretation or meaning of such section or subsection.

         H. Exhibits: The exhibits attached hereto together with all documents incorporated by reference herein form an integral part of this agreement and are hereby incorporated herein wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

         I. Attorney's Fees: The prevailing party in any litigation arising out of the terms of this agreement shall be entitled to reimbursement of reasonable attorney's fees and costs at the trial and appellate court level.

         IN WITNESS WHEREOF, the parties have hereunto executed this agreement the date above written.

                                            AMERI-CAP FINANCE GROUP, INC.
                                            a Florida corporation

                                            By: /s/ Robert D. Press
                                               --------------------------------
                                                ROBERT D. PRESS, President

                                        MEDLEY CREDIT ACCEPTANCE CORP., a
                                        Delaware corporation

                                        By: /s/ Robert D. Press
                                           ------------------------------------
                                            ROBERT D. PRESS, President


                                        SELLER:

                                        /s/ Robert Pozner
                                        ---------------------------------------
                                        Robert Pozner

                                        /s/ Debra Ellenson
                                        ---------------------------------------
                                        Debra Ellenson


                                        Carrington Capital Corp.

                                        By:/s/
                                           ------------------------------------


                                        Marshall Family Limited Holdings

                                        By:/s/
                                           ------------------------------------

                                        Blue Lake Capital Corp.

                                        By:/s/
                                           ------------------------------------

                                        /s/ Michelle Tucker
                                        ---------------------------------------
                                        Michelle Tucker cust. for Montana Tucker

                                        /s/ Michelle Tucker
                                        ---------------------------------------
                                        Michelle Tucker cust. for Shayna Tucker

                                        /s/ Michelle Tucker
                                        ---------------------------------------
                                        Michelle Tucker

                                        /s/ Eamon Toner
                                        ---------------------------------------
                                        Eamon Toner

                                        /s/ Maurice Barbakow
                                        ---------------------------------------
                                        Maurice Barbakow J/Ten

                                        /s/ Hope Gerber Barbakow
                                        ---------------------------------------
                                        Hope Gerber Barbakow J/Ten

                                        /s/ Bruce Lazarus
                                        ---------------------------------------
                                        Bruce Lazarus J/Ten


                                        /s/ Cindy Lazarus
                                        ---------------------------------------
                                        Cindy Lazarus J/Ten


                                        /s/ Larry Sazant
                                        ---------------------------------------
                                        Larry Sazant J/Ten


                                        /s/ Sheila Sazant
                                        ---------------------------------------
                                        Sheila Sazant J/Ten



                                        AMERITRUST HOLDINGS, INC.


                                        By /s/ Larry Sazant
                                        ---------------------------------------
                                        LARRY S. SAZANT, President

                                   EXHIBIT A

                                NAMES OF SELLERS
                              AND NUMBER OF SHARES

A.  Robert Posner ..................................................  75,000
B.  Debra Ellenson .................................................  20,000
C.  Carrington Capital Corp . ...................................... 360,000
D.  Marshall Family Limited Holdings ...............................  40,000
E.  Blue Lake Capital Corp . ....................................... 100,000
F.  Michelle Tucker cust. for Montana Tucker .......................  25,000
G.  Michelle Tucker cust. for Shayna Tucker ........................  25,000
H.  Michelle Tucker ................................................  50,000
I.  Eamon Toner .................................................... 200,000
J.  Maurice Barbakow and Hope Gerber Barbakow J/Ten ................ 200,000
K.  Bruce Lazarus and Cindy Lazarus J/Ten .......................... 200,000
L.  Larry Sazant and Sheila Sazant J/Ten ........................... 200,000